Exhibit 2.2

LIMITED GUARANTY

This Limited Guaranty, dated as of November 15, 2012 (this "Limited Guaranty"), by Parthenon Investors IV, L.P., a Delaware limited partnership (the "Guarantor"), in favor of White River Capital, Inc., an Indiana corporation (the "Company"), in connection with the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of the date hereof, among Coastal Credit Holdings, Inc., a Delaware corporation (the "Parent"), Coastal Credit Merger Sub, Inc., an Indiana corporation and wholly owned subsidiary of Parent ("Buyer"), and the Company (as amended or modified from time to time, the "Merger Agreement").  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guaranty.  Subject to the terms and conditions of this Limited Guaranty, the Guarantor hereby irrevocably and unconditionally guaranties to the Company, the payment, if and when due, but only up to the Maximum Amount (as defined below), of Parent's and Buyer's obligation to (a) pay the Parent Termination Fee or the Parent Expense Fee, in each case solely to the extent such obligations are payable pursuant to Section 9.2(c) of the Merger Agreement following a termination of the Merger Agreement, and (b) fund the Purchase Price in connection with a consummation of the Contemplated Transactions, solely to the extent such Purchase Price is due and payable pursuant to the terms and conditions of the Merger Agreement (which shall not have been terminated prior to such time, and including without limitation the obligation that all of the conditions to Parent and Buyer's obligations to consummate the Contemplated Transactions set forth in the Merger Agreement must be satisfied prior to such funding (other than such conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction of those conditions)) (collectively, the "Guaranteed Obligations"); provided that in no event shall Guarantor's aggregate liability under this Limited Guaranty in respect of Guaranteed Obligations exceed an aggregate amount equal to the Purchase Price (the "Maximum Amount"), it being understood that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Maximum Amount; provided, further, that this Limited Guaranty will expire and will have no further force or effect, and the shareholders of the Company (the "Shareholders")), the Company and their respective Affiliates will have no rights hereunder, upon termination of the obligations and liabilities of the Guarantor hereunder in accordance with Section 6 below.  The Company hereby agrees that the Guarantor shall not in any event be required to pay more than the Maximum Amount under or in respect of this Limited Guaranty or have any obligation or liability to any Person relating to, arising out of or in connection with, this Limited Guaranty, other than as expressly set forth herein.  If Parent and Buyer fail or refuse to pay any of the Guaranteed Obligations when due in accordance with the terms of the Merger Agreement, the Guarantor shall immediately pay, or cause to be paid, such amounts free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  For the avoidance of doubt, Guarantor's obligation to fund the Purchase Price or otherwise pay amounts in excess of the Parent Termination Fee pursuant to this Limited Guaranty shall only be in respect of a closing of the Contemplated Transactions and not in respect of a damages judgment or order (unless such closing occurs pursuant to such order).

2. Terms of Limited Guaranty.  This Limited Guaranty is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guaranty, irrespective of whether any action is brought against the Parent or Buyer or whether the Parent or Buyer joined in any such action or actions.  Except as otherwise provided herein, the liability of the Guarantor under this Limited Guaranty shall, to the fullest extent permitted under applicable law, be absolute and unconditional.

(a) Guarantor agrees that the Company may, with the prior written consent of Parent, at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment or performance of any of the Guaranteed Obligations, without in any way impairing or affecting Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guaranty. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or any Guaranteed Obligation hereunder or acceptance of this Limited Guarantee or any Guaranteed Obligation hereunder.  The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guaranty, and all dealings between the Parent, Buyer or the Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guaranty.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Contemplated Transactions and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits and after seeking the advice of counsel.

(b) To pursue or enforce its rights and remedies hereunder against the Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against the Parent, Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from the Parent or Buyer or any such other Person or to realize upon or to exercise or otherwise exhaust any such remedy or right of offset shall not relieve the Guarantor of any liability hereunder.

(c) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that the Parent or Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made.

(d) Notwithstanding any other provision of this Limited Guaranty, the Company hereby agrees that (i) the Guarantor may assert, as a defense to, or as a release or discharge of, any payment or performance by Guarantor under this Limited Guaranty or any claim, set-off, deduction, defense or release that the Parent or Buyer could assert against the Company under the terms of, or with respect to, the Merger Agreement or the Contemplated Transactions, and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach of any of its representations, warranties or covenants contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the Merger Agreement, to the extent that, in any such case, such failure would relieve the Parent and Buyer of its obligations under the Merger Agreement to pay the Guaranteed Obligations shall likewise automatically and, to that extent, without any further action on the part of any Person relieve the Guarantor of its obligations under this Limited Guaranty.

3. Waiver of Acceptance, Presentment; Etc.

Without amending or limiting the other provisions of this Limited Guaranty (including Section 6 hereof), the Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, relief from valuation and appraisement laws, and any notice not provided for herein or not required to be provided to the Parent under or in connection with the Merger Agreement, other than defenses that are available to the Parent or Buyer (i) under the Merger Agreement, (ii) in respect of a breach by the Company of this

Limited Guaranty, and (iii) in respect of fraud committed by the Company or any of its Affiliates or Representatives in connection with the Merger Agreement or the Contemplated Transactions.

(a) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, unconditional, irrevocable and continuing irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent or Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations;

(ii) change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or any other limited guarantee that may be agreed to by Parent or Buyer or any documents entered into by Parent or Buyer in connection therewith;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Buyer or the Company, whether in connection with any Guaranteed Obligation or otherwise;

(iv) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, Guarantor shall be permitted to assert as a defense to, or release or discharge of, the payment of the Guaranteed Obligations, any claim, set-off, deduction, defense or release that are available to Parent of Buyer under the Merger Agreement;

(v) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right, remedy or power against Parent, Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations;

(vi) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Guaranteed Obligations;

(vii) the adequacy of any means the Company may have of obtaining payment or performance in respect of the Guaranteed Obligations; or

(viii) any discharge of Guarantor as a matter of applicable Law or equity (other than a discharge of Guarantor with respect to the Guaranteed Obligations as a result of payment or settlement of the Guaranteed Obligations in accordance with their terms).

4. Sole Remedies.  The Company acknowledges and agrees that no funds are expected to be contributed to the Parent or Buyer unless  and until the Closing occurs, and that neither the Shareholders, the Company nor any other Person shall have any right to cause any assets to be contributed to the Parent or Buyer by the Guarantor, any Guarantor Affiliate (as hereinafter defined below) or any other Person.  Notwithstanding the foregoing, Guarantor hereby undertakes and agrees that it shall pay any third party fees and expenses of Parent and Buyer necessary to permit each of them to timely perform their respective obligations (other than those comprising the Guaranteed Obligations) under the Merger Agreement.

(a) The Company further agrees and acknowledges that no Person other than the Guarantor has any obligations hereunder and that, notwithstanding that Guarantor may be a limited partnership, neither the Shareholders nor the Company has any remedy, recourse or right of recovery against, or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, representative, assignee or Affiliates of the Guarantor, (ii) any co-investor or prospective co-investor, lender or prospective lender, lead arranger, arranger or agent to Parent or Buyer or (iii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, attorneys, controlling persons, assignees or Affiliates of any of the foregoing (those persons and entities described in the foregoing clauses (i)-(iii) being referred to herein (collectively as "Guarantor Affiliates"), through the Guarantor, the Parent, Buyer or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable Proceeding, by virtue of any Legal Requirement, by or through a claim or Proceeding by or on behalf of the Guarantor or the Parent or Buyer against the Guarantor or any Guarantor Affiliate, or otherwise.

(b) The Company hereby covenants and agrees that it shall not institute, and shall cause Coastal and their respective Representatives not to institute, directly or indirectly, any Action or bring any other claim arising under, or in connection with, this Limited Guaranty, the Merger Agreement, or the Contemplated Transactions, against the Guarantor or any Guarantor Affiliate, except for (i) claims by the Company against the Guarantor under and in accordance with this Limited Guaranty (the "Retained Guaranty Claims") or (ii) claims by the Company against the Parent or Buyer under and in accordance with the Merger Agreement (the "Retained Merger Agreement Claims," and together with the Retained Guaranty Claims, the "Retained Claims").  Nothing in this Limited Guaranty shall affect or be construed to affect any liability of Parent or Buyer to the Company.

(c) Recourse against the Guarantor, as applicable, solely with respect to the Retained Guaranty Claims, and against the Parent or Buyer, solely with respect to the Retained Merger Agreement Claims, shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company, and all of its Affiliates and Representatives (including any Shareholder), against the Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, this Limited Guaranty, the Merger Agreement or the Contemplated Transactions, including if Parent and Merger Sub fail to effect the Closing for any reason or no reason or they otherwise breach the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform thereunder (whether willfully, intentionally, unintentionally or otherwise), and such recourse for all Retained Claims shall be subject to the Maximum Amount and the other limitations described herein and therein (and except in the case of fraud).

(d) The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guaranty in reliance on the provisions set forth in this Section 4.  This Section 4 shall survive termination of this Limited Guaranty.

5. Subrogation.    The Guarantor will not exercise any rights of subrogation or contribution against the Parent or Buyer, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

6. Termination.  This Limited Guaranty shall terminate, and the Guarantor shall not have any further liability or obligation under this Limited Guaranty from and after the earliest of (a) occurrence of the Effective Time after the irrevocable payment of the Purchase Price at Closing and, (b) termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which the Parent Termination Fee or the Parent Expense Fee is, in accordance with Section 9.2(c) of the Merger Agreement, due and owing by Parent (such a termination, a "Qualifying Termination")) and (c) the date six months after a Qualifying Termination unless prior to such date after such Qualifying Termination, the Company shall have commenced a suit, action or other proceeding against the Parent alleging the Parent Termination Fee or the Parent Expense Fee is due and owing or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1 of this Limited Guaranty (a "Qualifying Suit"); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the date six months after a Qualifying Termination, this Limited Guaranty shall terminate, and the Guarantor shall not have any further liability or obligation under this Limited Guaranty, and each of Parent and Merger Sub shall not have further liability or obligation under the Merger Agreement, from and after the earliest of (x) a final, non-appealable resolution of such Qualifying Suit determining that the Parent does not owe the Parent Termination Fee or the Parent Expense Fee, (y) a written agreement among the Guarantor and the Company terminating this Limited Guaranty and (z) payment of the Parent Termination Fee or the Parent Expense Fee, as applicable (but in no event in excess of the Parent Termination Fee or the Parent Expense Fee, as applicable) by the Guarantor and/or the Parent. In the event that the Company or any of its Affiliates or Representatives (including any Shareholder) institutes any suit, action or other proceeding or makes any claim (A) asserting that the provisions of this Section 6 or Sections 1, 2, 4, 7, 10, 14, 15, 16, 17, 19 or 22 hereof are illegal, invalid or unenforceable in whole or in part or that the Guarantor or any Guarantor Affiliate  is liable in excess of or to a greater extent than the Maximum Amount, (B) arising under, or in connection with, this Guaranty, the Merger Agreement or the Contemplated Transactions, other than a Retained Claim, or (C) in respect of a Retained Claim in any jurisdiction other than Indiana, then (x) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guaranty, the Guarantor shall be entitled to recover such payments from the Shareholders, the Company or any of their respective Affiliates, and (z) none of the Guarantor, the Parent, Buyer or any Guarantor Affiliate shall have any liability to any Shareholder, the Company, or any of their respective Affiliates or Representatives under this Limited Guaranty or with respect to the Contemplated Transactions.  Upon the request of the Guarantor after any termination of this Limited Guaranty pursuant to the provisions of this Section 6, the Company shall provide such Guarantor with written confirmation of the termination of this Limited Guaranty.

7. Continuing Guaranty.  Except to the extent that the obligations and liabilities of the Guarantor are terminated pursuant to the provisions of Section 6 hereof, this Limited Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its respective successors and permitted transferees and assigns.  All obligations to which this Limited Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  Notwithstanding anything to the contrary contained in this Guaranty, the Company hereby agrees that, to the extent the Parent or Buyer is relieved of any of its representations, warranties, covenants or agreements contained in the Merger Agreement so as to render any continuing liability or obligations arising in connection with the Merger Agreement inapplicable, or the Parent is relieved of its specific performance obligations under Section 10.2 of the Merger Agreement or payment obligations under Section 9.2(c) of the Merger Agreement in respect of the Parent Termination Fee or the Parent Expense Fee, the Guarantor shall be similarly relieved of its Guaranteed Obligations under this Limited Guaranty.

8. Entire Agreement.  This Limited Guaranty, together with the Merger Agreement, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Parent and the Guarantor or any Guarantor Affiliate, on the one hand, and any Shareholder, the Company, and their respective Affiliates and Representatives, on the other hand.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties hereto.  No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Limited Guaranty exist between any of the parties hereto except as expressly set forth in this Limited Guaranty .

9. Amendments and Waivers.  This Limited Guaranty may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the parties hereto.  Any party to this Limited Guaranty may, at any time, by action taken by its board of directors, other governing body or officers thereunto duly authorized, waive any of the terms or conditions of this Limited Guaranty by an agreement in writing executed by such party. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Limited Guaranty or any rights or obligations of any party hereto under or by reason of this Limited Guaranty.

10. No Third Party Beneficiaries.  Except for the provisions of this Limited Guaranty which reference Guarantor Affiliates (each of which shall be for the benefit of and enforceable by each Guarantor Affiliate), the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guaranty, and this Limited Guaranty is not intended to, and does not, confer upon any Person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts.  This Limited Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Limited Guaranty will become effective when duly executed by each party hereto.

12. Delivery by Facsimile or Electronic Transmission.  This Limited Guaranty and any signed agreement or instrument entered into in connection with this Limited Guaranty, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Limited Guaranty or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

13. Notices.  All notices, consents, waivers, and other communications under this Limited Guaranty must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate in advance by notice to the other parties):

THE COMPANY:	White River Capital, Inc.
6051 El Tordo
Rancho Santa Fe, CA 92067
Attn: John M. Eggemeyer, III, Chief Executive Officer
Telephone: 858-997-6740
Fax: 858-756-8301

WITH A COPY TO:	Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, IN 46204
Attn: Eric R. Moy, Esq.
Telephone: 317-231-7298
Fax: 317-231-7433

GUARANTOR:	Parthenon Investors IV, L.P.
Four Embarcadero Center, Suite 3610
San Francisco, CA 94111
Attn: Brian P. Golson Andrew C. Dodson
Telephone: 415-913-3900
Fax: 415-913-3913

WITH A COPY TO:	Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attn: Jeffrey Seifman, P.C. Shelly M. Hirschtritt, P.C. Tana M. Ryan
Telephone: 312-862-2000
Fax: 312-862-2200

14. Governing Law.  This Limited Guaranty shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that state and irrespective of the principles of conflict of laws.

15. Jurisdiction; Venue; Waiver of Service of Process.  All actions and proceedings arising out of or relating to this Limited Guaranty shall be heard and determined in any Indiana state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any action or proceeding arising out of or relating to this Limited

Guaranty brought by any party hereto; and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding is brought in an inconvenient forum, that the venue of the action or proceeding is improper, or that this Limited Guaranty or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

16. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER; AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

17. Representations and Warranties.  The Guarantor hereby represents and warrants to the Company that (a) it has all limited partnership power and authority to execute, deliver and perform this Limited Guaranty; (b) the execution, delivery and performance of this Limited Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the Guarantor are necessary therefor; (c) this Limited Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, except in so far as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditor's rights generally, or by principles governing the availability of equitable remedies; (d) the execution, delivery and performance by the Guarantor of this Limited Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable law or judgment binding on the Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which the Guarantor is a party; and (e) the Guarantor has the readily available financial capacity to timely pay and perform its obligations under this Limited Guaranty, and all funds necessary for such Guarantor to fulfill the Guaranteed Obligations under this Limited Guaranty shall be available to such Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 7 hereof.

18.  Specific Performance.  The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that Guarantor does not perform any provision of this Guaranty in accordance with its specified terms or otherwise breaches its terms and further agree that the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Guaranty and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity, and that the Company shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, specific performance to consummate the Contemplated Transactions will only be available prior to a termination of this Agreement, and only if all the conditions to the obligations to complete the Closing and the Merger of the party against which specific performance is sought have been satisfied as of such time (other than such conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction of those conditions).

18. No Assignment.  None of the Guarantor or the Company may assign their respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Company).

19. Severability.  Any term or provision of this Limited Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount and the provisions of Sections 2(d), 4, 5, and 6, hereof.  No party hereto shall assert, and each party shall use commercially reasonable efforts to cause its respective Affiliates, security holders and Representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable.  The parties hereto further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Legal Requirements governing this Limited Guaranty, the remaining provisions of this Limited Guaranty shall be unaffected and remain valid, legal and enforceable to the fullest extent permitted by Legal Requirements and, to the extent necessary, this Limited Guaranty shall be reformed, construed and enforced so as to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision that best gives effect to the intent of the parties hereto.

20. Confidentiality.  This Limited Guaranty shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Company; provided, that no such written consent shall be required (and the Guarantor, the Company and their respective Affiliates shall be free to release such information) for disclosures to such Person's respective Representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 21; provided further, that the Guarantor and the Company may disclose this Limited Guaranty to the extent the Company reasonably determines such disclosure is required by Law (including, without limitation, pursuant to disclosure obligations of the Company under the Securities Exchange Act of 1934, as amended, or the listing rules of the NYSE MKT market).

21. Headings.  The headings contained in this Limited Guaranty are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

22. Relationship of the Parties.  Each party acknowledges and agrees that (a) this Limited Guaranty is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guaranty nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Guarantor under this Limited Guaranty are solely contractual in nature.  In no event shall the Parent, Buyer or the Guarantor be considered an "Affiliate" of any Shareholder or the Company for purposes of this Limited Guaranty.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guaranty as of the date first written above.

GUARANTOR:
PARTHENON INVESTORS IV, L.P.

By: PCP Partners IV, L.P.
Its: General Partner

By: PCP Managers, LLC
Its: General Partner

By:	/s/ Brian P. Golson
Name: Brian P. Golson
Title: Managing Member

COMPANY:

WHITE RIVER CAPITAL, INC.

By:	/s/ John M. Eggemeyer, III
Name: John M. Eggemeyer, III
Title: Chief Executive Officer

Signature Page to Limited Guaranty